Exhibit 99.1

Contacts:

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Jim Olson
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com

Starbucks Names Kevin Johnson President and Chief Operating Officer

Starbucks board member and former technology executive to join Starbucks management team and lead global operations

SEATTLE (Jan. 22, 2015) – Starbucks Corporation (NASDAQ: SBUX) today announced it has appointed Kevin Johnson as president and chief operating officer. Johnson has been a Starbucks board member since 2009, and will now take a central operating role effective March 1.

“As a member of our board of directors, Kevin has worked closely with me for the past six years as a sounding board and collaborator on many of the strategies we are now pursuing. Kevin’s deep management experience and technology background will help further propel Starbucks efforts in partner (employee) and customer-facing innovations as we accelerate our global growth agenda,” said Howard Schultz, Starbucks chairman, president and ceo. “I am honored that Kevin is joining Starbucks in this capacity, particularly at this important time for our company, and I am looking forward to working with him and our strongest management team in the company’s 44-year history.”

Johnson will report to Schultz and serve as a member of Starbucks senior leadership team, as well as continue on the Starbucks board of directors. He ceased membership on all Starbucks board committees prior to this appointment.

As president and chief operating officer, Johnson will lead the company’s global operating businesses across the Americas, EMEA (Europe Middle East and Africa), and China/Asia Pacific, as well as Starbucks supply chain, information technology, and mobile and digital platforms. Reporting to Johnson will be Cliff Burrows, group president, U.S., Americas and Teavana; John Culver, group president, China /Asia Pacific, Channel Development and Emerging Brands; as well as other senior leaders responsible for Starbucks supply chain, mobile and digital, and information technology organizations.

Earlier this month, Starbucks announced that Starbucks chief operating officer and 23-year partner Troy Alstead will take a sabbatical beginning March 1 to spend more time with his family. Over the next month, Alstead will work to immerse Johnson into his levels of responsibility as they work together to ensure a smooth transition.

“I’ve had the pleasure of working closely with Howard, Troy and Starbucks senior leadership team for many years, and I am delighted to extend that relationship even deeper to work closely with our partners in operations, supply chain, technology and mobile and digital teams to drive our aggressive growth plans,” said Johnson. “Over the past six years I have gotten to know the company well and I look forward to extending my 33 years of operating experience to help propel Starbucks to the next decade of growth and innovation. I am honored and humbled to join Starbucks, a company that I love, during this important time.”

Johnson will bring broad leadership capacity to Starbucks. He served as chief executive officer of Juniper Networks, Inc., from September 2008 to January 1, 2014. Prior to that, Johnson served as the president of the Platforms Division at Microsoft Corporation and was a member of Microsoft’s senior leadership team and held a number of senior executive positions over the course of his 16 years at Microsoft. Prior to joining Microsoft in 1992, he worked for International Business Machine Corp.’s systems integration and consulting business. In 2008, Johnson was appointed by President George W. Bush to the National Security Telecommunications Advisory Committee (NSTAC) through the end of 2013.

Johnson resides in Seattle and will be based at the Starbucks Support Center beginning March 1.

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with more than 21,000 stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com and www.news.starbucks.com.

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